Exhibit 4.7

BLUEPHOENIX SOLUTIONS LTD
BLUEPHOENIX 2003 EMPLOYEE STOCK OPTION PLAN
As amended on February 21, 2010

(former name: CRYSTAL SYSTEMS SOLUTIONS LTD
1996 EMPLOYEE SHARE OPTION PLAN - PART ONE)

December 30, 2004

BLUEPHOENIX SOLUTIONS LTD.

2003 EMPLOYEE SHARE OPTION PLAN

A.  NAME AND PURPOSE

1.         Name.  This plan, as amended from time to time, shall be known as the "BluePhoenix 2003 Employee Stock Option Plan” (the "Plan").

2.         Purpose. The purpose and intent of the Plan is to provide incentives to employees, directors, officers and consultants of BluePhoenix Solutions Ltd. (the "Company") and of its subsidiaries and affiliates who are not controlling shareholders of the Company, by providing them with opportunities to purchase Ordinary Shares, nominal value 0.01 New Israeli Shekels each (the "Shares"), of the Company, pursuant to a plan approved by the Board of Directors of the  Company which with respect to employees of the Company, is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (the “Tax Ordinance”), and the rules and   regulations promulgated thereunder (the “Regulations”). Grant of options to Non – Israeli residents shall be in accordance with the provisions of Appendix A of this Plan.

B. GENERAL TERMS AND CONDTIONS OF THE PLAN

3.           Administration.

3.1           The Plan will be administered by the Board of Directors of the Company   (the "Board") or by a committee appointed by the Board (the "Committee"),   which, if appointed, will consist of such number of Directors of the Company as may be fixed, from time to time, by the Board.  If a Committee is not appointed, or if it is required under any law the term Committee, whenever used herein, shall mean the Board.  The Board shall appoint the members of the Committee,  may from time to time remove members from, or add members to, the Committee  and shall fill vacancies in the Committee however caused.

3.2           The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such  rules and regulations for the conduct of its business as it shall deem advisable.

3.3    Subject to the general terms and conditions of this Plan, the Committee  shall have the full authority in its discretion, from time to time and at any time, to  determine:

(i)
Whether the Options shall be issued to a trustee nominated by the Committee pursuant to Section 102(b) of the Tax Ordinance, or the Options shall issued without a trustee pursuant to Section 102(c) of the Tax Ordinance;

(ii)	The person to be nominated as a trustee pursuant to the Plan;

(iii)
In the event that the Company elects to grant Options pursuant to Section 102(b) of the Tax Ordinance – whether the Options be granted pursuant to Section 102(b)(1) of the Tax Ordinance (“Income Track Options”) or pursuant to Section 102(b)(2) of the Tax Ordinance (“Capital Gains Track Options”). (issuance of Income Track Options or Capital Gains Track Options shall be referred to herein as “Tax Track(s)”). In the event that the Company elects one of the Tax Tracks as described above, it may not grant Options pursuant to the other Tax Track during a period commencing on the end of the year in which the Options were granted until the end of the subsequent year;

(iv)
(a) The persons ("Grantees") to whom options to purchase Shares ("Option(s)") shall be granted, (b) the number of Options to be granted to each Grantee, (c) the time or times at which the same shall be granted, (d) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, and/or (e) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.  In determining the number of  Options to be granted to each Grantee, the Committee may consider, among other things, the Grantee's salary and the duration of the Grantee's employment by the Company.

3.4    The Committee may, from time to time, adopt such rules and regulations  for carrying out the Plan as it may deem necessary.  No member of the   Board or of the Committee shall be liable for any act or determination    made in good faith with respect to the Plan or any Option granted  thereunder.

3.5    The interpretation and construction by the Committee of any provision of  the Plan or of any Option thereunder shall be final and conclusive unless  otherwise determined by the Board.

4.           Eligible Grantees and General Terms.

4.1         The Committee, at its discretion, may grant Options to employees, directors, officers and consultants of the Company and its subsidiaries and affiliates provided that such Grantees are not controlling shareholders of the Company (as such term is defined in Section 32(9) of the Tax Ordinance). Anything in this Plan to the contrary, notwithstanding all grants of Options to directors and officers -"Nosei Misra" - as such term is defined in the Israeli Companies Law, 1999, (the "Companies Law") - shall be authorized and implemented only in accordance with the provisions of the Companies Law. The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other stock option plan of the Company.

4.2	Each Option is exercisable into one Share.

5.	The Trust.

5.1           The Trustee.

(a)
In the event that the Committee has elected to grant Options to a trustee designated by the Board and approved by the Israeli Commissioner of Income Tax (the “Trustee”), as prescribed under Section 3.3(i) above, the Trustee shall hold each such issued Option and the Shares issued upon exercise thereof in trust (the "Trust") for the benefit of the Grantee in respect of whom such Option was granted (the "Beneficial Grantee").

(b)	Issuance of Options to a Trustee pursuant to any of the Tax Tracks is subject to the completion and execution of all procedures required under the Tax Ordinance and/or the Regulations.
(c)
All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(d)
Pursuant to the provisions of Section 102 of the Tax Ordinance and the Regulations, the taxation of the Options or Shares issued upon the exercise of Options pursuant to any of the Tax Tracks, are subject to their deposition in Trust for the required holding period (the “Required Holding Period”) as follows:  (i) in the event that the Company elects the Income Tax Track - twelve (12) months after the end of the year in which the Options were granted and deposited in Trust; (ii) in the event that the Company elects the Capital Gains Tax Track – twenty four (24) months after the end of the year in which the Options were granted and deposited in Trust; or (iii) any other shorter period to be determined by the Committee which was approved by the tax authorities or in accordance with tax regularization to be adopted from time to time.

No Options or Shares shall be released from the Trust until the later of (i) the end of the Required Holding Period; and (ii) the vesting of such Options pursuant to Section 7.4 hereof (such later date being hereinafter referred to as the "Release Date").

(e)	Subject to the terms hereof, at any time after the Release Date with respect to any Options or Shares the following shall apply:

(i)
Options and/or Shares issued to the Trustee shall continue to be held by the Trustee, on behalf of the Beneficial Grantee.  From and after the Release Date, upon the written request of any Beneficial Grantee, the Trustee shall release from  the Trust the Options and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless the latter, prior to,  or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes or other compulsory payments, if any, required to be paid upon such release have, in fact, been paid.

(ii)
Alternatively, from and after the Release Date, upon the written instructions of the Beneficial Grantee to sell any Shares issued upon exercise of Options, the Trustee shall use its best efforts to effect such sale and shall transfer such Shares to the  purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the  proceeds, of the purchase price in such transaction.  The Trustee shall withhold from such proceeds any and all taxes or other compulsory required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and  shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee and to the Company the amount so  withheld and paid to said tax authorities.

Should the Trustee sell Shares at the request of the Beneficial Grantee, the company shall pay the Trustee for his services and expenses incurred with respect to such sale of Shares, and the Trustee will be entitled to withhold such amounts and pay the balance thereof to said Beneficial Grantee.

Notwithstanding the provisions of Subsection (d) above, Subject to the approval of the Committee, the Beneficial Grantee may sell or transfer the Options or Shares issued upon the exercise of Options prior to the end of the Required Holding Period, provided however that the Trustee shall withhold applicable tax or shall insure withholding of applicable tax in accordance with the provisions of the Regulations and Section 102 of the tax Ordinance relating to transfer prior to the end of the Required Holding Period.

5.2           Dividend and Voting Rights.  All Shares issued upon the exercise of Options granted under the Plan shall entitle the Beneficial Grantee thereof to     receive dividends with respect thereto, and to vote the same at any meeting of the   shareholders of the Company.  For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or   distributed with respect thereto shall be remitted to the Trustee for the benefit of  such Beneficial Grantee, and the Trustee shall vote all such Shares in accordance  with the instructions of such Grantee.

6.
Reserved Shares.  The Company has reserved 4,200,000 authorized but unissued Shares or treasury Shares for purposes of the Plan subject to adjustments as provided in Section 11 hereof.  All Shares under the Plan or any previous option plan, in respect of which the right thereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through     Options under the Plan or under any other plan.

7.	Grant of Options.

7.1           The effective date of the grant of an Option (the "Date of Grant") shall be  the date specified by the Committee in its determination relating to the    award of such Option.  The Committee shall promptly give the Grantee   written notice (the "Notice of Grant") of the grant of an Option. The Committee in its discretion may award to Grantees Options to purchase   Shares in the Company available under the Plan.  The execution of the    Plan and issuance of Options pursuant thereto are subject to obtaining all permits and approvals by the appropriate authorities to which the Plan, the  Options and Shares issuable upon exercise of the Options are subject.

7.2           The Notice of Grant shall state, inter alia, the applicable tax Track (if any), the number of Shares covered thereby, the dates when the Option may be exercised, the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

7.3           The issuance of Options to a Grantee hereunder is subject to the signing of the Grantee on an application form to receive such Options (the “Application Form”) and returning such signed Application Form to the Company within the time schedule specified in the Notice of Grant. By affixing his signature on the Application Form, the Grantee shall confirm his consent to receive all the Options granted to him subject to the terms and conditions applicable to such Options pursuant to the Plan, the provisions of Section 102 of the Tax Ordinance and the Regulations and the provisions of the applicable Tax Track and shall represent and warrant that he acknowledges the provisions of Section 102 of the Tax Ordinance and the applicable Tax Track and that he agrees to the trust agreement between the Company and the Trustee, a copy of which shall be enclosed to the Application Form. The Grantee shall also sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, such Options or any shares acquired upon the exercise thereof.

7.4           Vesting Period and date of Exercise.

(a)
The term “Vesting Period” shall mean the period commencing on the Date of Grant until the first date on which the Option may be exercised, namely, after the Release Date as defined in Section 5.1(d) above. The Vesting Period shall be determined by the Committee from time to time. The committee may decide on different vesting Periods applicable to different Grantees.

(b)	The Committee may, at its sole discretion, accelerate the Vesting Period with respect to certain Options granted pursuant to the Plan, subject to the provisions of Section 5.1(d) above.
(c)
Without derogating from the provisions of Section 5.1(d) and 10 hereof and the rights and powers of the Committee under Sections 3.3 and 7.2 hereof, unless otherwise specified in the Notice of Grant (a) each Option under the Plan shall be exercisable following the end of the Vesting Period , and (b) the schedule pursuant to which such Options shall vest, and the Beneficial Grantee thereof shall be entitled to pay for, and acquire, the Shares, shall be such that one-third of such Options shall vest on each of the first, second and third anniversaries of the Date of Grant.

8.           Exercise Price. The exercise price per Share covered by each Option shall be   determined by the Committee in its sole and absolute discretion.

9.           Exercise of Options.

9.1           Options shall be exercisable pursuant to the terms under which they were granted and subject to the terms and conditions of the Plan.

9.2           The exercise of an Option shall be made by a written notice of exercise  (the "Notice of Exercise") delivered by the Beneficial Grantee (or, with  respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

9.3           Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been  exercised and the Shares covered thereby not paid for within ten (10)     years after the Date of Grant (or any shorter period set forth in the Notice  of Grant), such Option and the right to acquire such Shares shall  terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and,  in the event that in connection therewith any  Options are still held in the Trust as aforesaid, the Trust with respect     thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that  some or all of such Options are again to be held in trust for one or more Grantees.

9.4           Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

10.	Termination of Employment.

In the event that a Grantee ceases, for any reason, to be employed by the Company or by any of its subsidiaries or affiliates (or with   respect to a Grantee who is a director, officer or consultant, if his     service with the Company or with any of its subsidiaries or affiliates,   terminates for any reason), all Options theretofore granted to such    Grantee shall terminate  As follows:

10.1

(a)
If the Grantee's termination of employment is due to such Grantee's death or "Disability" (as hereinafter defined), such Options (to the extent exercisable at the time of the Grantee's termination of employment or provision of services, namely, Options with respect to which the Release Date has occurred) shall be exercisable by the Grantee's legal representative, estate manager or any other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, or the Grantee, as the case might be, for a period of six (6) months following such termination of employment or provision of services (but in no event after the expiration date of such Option), and shall thereafter terminate. For purposes hereof, “Disability” shall mean the inability, due to illness, injury or mental condition to engage in any gainful occupation for which the individual is qualified by education, training or experience, and such condition continues for at least six (6) months.

(b)
If the Grantee's termination of employment or provision of services is due to, or connected with, one of the following instances,  the trust with respect to said Grantee's options shall ipso facto expire, the options already vested shall automatically expire and the Grantee shall not be entitled to exercise any of the Options notwithstanding they were already vested at that time. The said instances are as follows:

(i)	The Grantee commits a criminal offense (whether against the Company or any other person or entity);
(ii)	The Grantee is dishonest or breaches his fiduciary duties or duty of loyalty towards the Company and/or its subsidiaries;
(iii)	The Grantee intentionally or recklessly damages the Company's and/or its subsidiaries' property and/or good name and/or business;
(iv)	The Grantee is grossly negligent in fulfilling his duties towards the Company and/or its subsidiaries;
(v)	The Grantee deviates intentionally in a material way from his authority and/or instructions given to him by the Company's and/or its subsidiaries' competent organs;
(vi)	The Grantee breaches intentionally in a material way the terms of his employment agreement, or other agreement with the Company and/or its subsidiaries.

(c)
If the Grantee's termination of employment is for any reason other than those described in sub-sections (a) and (b) above, such Options (to the extent exercisable at the time of the Grantee's termination of employment) may be exercisable for a period of thirty (30) days following such termination of employment or provision of services, and shall thereafter terminate. Options which are not exercisable at the time of the Grantee's termination of employment (namely, which are not yet so vested in such Grantee), shall expire upon the termination of employment.

10.2           Notwithstanding the foregoing provisions of Section 10.1, the     Committee may provide, either at the time an Option is granted or  thereafter, that such Option may be exercised after the periods provided for in Section 10.1, but in no event beyond the term of the Option.

11.           Adjustment Upon Changes in Capitalization.

11.1           Subject to any required action by the shareholders of the Company, the     number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be    proportionately adjusted for any increase or decrease in the number of    issued Shares resulting from a stock split, reverse stock split, stock   dividend, combination or reclassification of the Shares or the payment of a   stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that   conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."  Such  adjustment shall be made by the Committee, whose determination in that  respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any   class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to,  the number or price of Shares subject to an Option.

11.2           Unless otherwise determined by the Committee, in the event of the   proposed dissolution or liquidation of the Company, to the extent it has  not been previously exercised, each Option will terminate immediately  prior to the consummation of such proposed action.  In the event of a     consolidation or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.

12.           Non-Transferability.

Unless permitted by the Committee, no Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative.  The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

13.           Term and Amendment of the Plan.

13.1           The Plan was authorized by the Company on August 6, 2003, and shall  expire on August 6, 2013 (except as to Options outstanding on that date), but such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Options and Shares held in the Trust at such    time of expiration. The Committee may decide upon the extension of the Plan.

13.2           Subject to applicable laws, the Board may, at any time and from time to  time, terminate or amend the Plan in any respect.  In no event may any action of  the Company alter or impair the rights of a Grantee, without his consent, under   any Option previously granted to him.

14.           Tax Consequences.  All tax consequences and obligations regarding any other   compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from     any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the  Trustee and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have   withheld, any such tax or other compulsory payment from any payment made to the Grantee.

15.           Miscellaneous.

15.1           Continuance of Employment: Neither the Plan nor the grant of an   Option thereunder shall impose any obligation on the Company or on any of its   subsidiaries or affiliates to continue the employment or service of any Grantee,   and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service as aforesaid, or  restrict the right of the Company or of any of its subsidiaries or affiliates to  terminate such employment or service at any time.

15.2           Governing Law:  The Plan and all instruments issued thereunder or in   connection therewith, shall be governed by, and interpreted in accordance with,  the laws of the State of Israel. Any action related to this Plan shall be venued  solely in the competent courts in Tel Aviv.

 15.3   Application of Funds:  The proceeds received by the Company from   the sale of Shares pursuant to Options granted under the Plan will be used for general  purposes of the Company, as may be determined by the Board or the Company from time to time.

15.4   Multiple Agreements:  The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time.  The  Committee may also grant more than one Option to a given Grantee during the   term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as   determined by the Committee.

15.5           Non-Exclusivity of the Plan:  The adoption of the Plan by the Board     shall not be construed as amending, modifying or rescinding any previously   approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
_____________________

Appendix A
to
BluePhoenix 2003 Employee Stock Option Plan
(the "Plan")

The Committee of Board of Directors of BluePhoenix Solutions Ltd. (the "Company") may grant options from time to time to any employees, officers, consultants or directors of the Company or any of its subsidiaries who are not residents of Israel.  Any such option shall be evidenced by a stock option agreement ("Stock Option Agreement") between the Company and the option recipient.

The Stock Option Agreements shall contain provisions covering matters substantially as prescribed under Sections 7.4(c), 9.2-9.4, 10.1, 11, 12 and 15.1. Notwithstanding the foregoing, the Stock Option Agreements may contain different language and deviate from the language which is used in the Plan.

In addition to the aforementioned provisions, the Stock Option Agreement shall state that the agreement is governed by the law of the State of Israel and that all tax consequences shall be borne by the Grantee.

The provisions of Section 15.4 of the Plan, which allows that the terms of each option grant may differ from other options granted under the Plan at the same time, or at any other time, shall apply also to grant of options pursuant to this Appendix A.

The terms in this Appendix shall have the meaning ascribed to them in the Plan, unless otherwise expressly stated.